                                                            Exhibit (A)(8)(a)(i)


                                SERVICE AGREEMENT

         THIS AGREEMENT, effective as of 12:01 A.M. (EDT), June 1, 1988, between The Manufacturers Life Insurance Company, a mutual life insurance company organized under the laws of Canada ("Manufacturers"), and The Manufacturers Life Insurance Company of America, a stock life insurance company domiciled in the Commonwealth of Pennsylvania ("Manufacturers of America").

                                   WITNESSETH

         WHEREAS, Manufacturers carries on the business of life insurance and it's related products;

         AND WHEREAS, Manufacturers of America carries on the business of life insurance and its related products and is an indirect wholly-owned subsidiary of Manufacturers;

         AND WHEREAS, Manufacturers of America wishes to have Manufacturers service its life insurance business operations, including both general account and separate account operations;

         AND WHEREAS, Manufacturers and Manufacturers of America desire that an agreement be made between them concerning the operation of their businesses for their mutual benefit;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter expressed, and other good and valuable consideration, the Parties agree as follows:

Section 1. GENERAL SERVICES.

         Manufacturers shall provide Manufacturers of America, as required by Manufacturers of America, with the services of both Manufacturers' departments and branches, including but not limited to, data processing, claims, legal, tax, accounting, internal audit, corporate compliance, human resources, payroll, purchasing and supply, office planning, printing and art, reinsurance, investments, marketing and actuarial.

Section 2. PERSONNEL.

         (a) Manufacturers shall determine which of its employees are available to perform services for Manufacturers of America and Manufacturers of America shall designate certain of these employees as employees, officers or directors of Manufacturers of America. Manufacturers shall pay the full salaries and benefits of Manufacturers of America's staff.

         (b) It is understood and agreed that the employees of Manufacturers (including those who are also employees, officers or directors of Manufacturers of America) in performing services pursuant to this Agreement for Manufacturers of America shall, with respect to all other forms of their compensation, be acting as employees of Manufacturers. The remuneration of such directors, officers and employees received from Manufacturers shall constitute payment in full for any services they perform for Manufacturers of America and in no event shall such officers and employees have a claim for remuneration from Manufacturers of America. Manufacturers agrees to hold-harmless and indemnify Manufacturers of America as a result of any claim for remuneration by any officer or employee of Manufacturers.

Section 3. OFFICE SPACE, EQUIPMENT AND SUPPLIES.

         Manufacturers shall provide Manufacturers of America with and pay for certain office space, equipment, supplies and data processing services as may be required by Manufacturers of America from time to time. Manufacturers also shall directly pay certain operating expenses and miscellaneous business expenses of Manufacturers of America as may be required by Manufacturers of America and agreed to at the time by Manufacturers. Manufacturers shall also provide Manufacturers of America with office equipment which both Parties determine to be necessary for the operation of Manufacturers of America.

Section 4. ADMINISTRATIVE SERVICES.

         (a) Subject to the provisions of Section 10 herein, Manufacturers agrees to act, in the name of Manufacturers of America, as Administrative Manager for Manufacturers of America with respect to the business of life insurance and its related products (both general account and separate account) carried on by Manufacturers of America and to perform all administrative, marketing and technical functions in connection with the development, management, marketing and processing of the business related thereto including, by not limited to, billing and collection of premiums, processing of claims, answering policyowner correspondence, maintenance of necessary data processing and other records, payment of producer's commissions (including the responsibility for an expense of computation of any contingent commissions), underwriting, appointment and cancellation of agencies and cancellation of policies. Manufacturers shall manage the investment of all general account assets of Manufacturers of America.


         (b) Manufacturers and Manufacturers of America shall not sell the same policy simultaneously in the same jurisdiction. Furthermore, Manufacturers shall not knowingly be in a position of having conflicting interests with Manufacturers of America due to activities which actually amount to business competition with Manufacturers of America.

         (c) Premiums collected by Manufacturers on behalf of Manufacturers of America shall be held by Manufacturers in fiduciary capacity with respect to Manufacturers of America and shall be paid over to Manufacturers of America immediately following collection.

Section 5. RECORDS.

         (a) Manufacturers of America shall own and control all files, documents, correspondence, papers and other records of every kind and description maintained and prepared by Manufacturers in connection with the services provided by Manufacturers hereunder and Manufacturers shall prepare and maintain such basic policy records and other business records as are usual and customarily prepared and necessary for Manufacturers of America to perform in its proper function as an insurer and to meet all regulatory requirements. Manufacturers shall not disclose or use any records prepared by reason of this Agreement in any manner except as expressly authorized herein or directed by Manufacturers of America and shall keep confidential any information obtained by reason of this Agreement. Upon termination of this Agreement and if requested by Manufacturers of America, Manufacturers shall promptly return to Manufacturers of America or its designee all such records.

         (b) Manufacturers shall furnish the Commissioner of Insurance of Pennsylvania (the "Commissioner") with any information or reports in connection with any of the services provided hereunder which the Commissioner may request.

         (c) Manufacturers of America shall have access to the books and records of Manufacturers and shall have the right to examine and audit the books and records pertaining to the business operations serviced under this agreement.

Section 6. COMPLIANCE WITH LAW.

         In the performance of such services as described in Section 1, 4 and 5(a) herein, Manufacturers shall comply with applicable laws, rules and regulations of the Pennsylvania Insurance Department and the insurance regulatory authorities of other jurisdictions in which the policies serviced under this Agreement are issued. Manufacturers shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement, present of future, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

Section 7. PERFORMANCE OF SERVICES.

         The services to be performed by Manufacturers hereunder will be performed at the Home Office of Manufacturers in Toronto, Ontario, Canada as well as the United States Branch Offices of Manufacturers. In the event Manufacturers of America wishes to directly perform the functions handled by Manufacturers under this Agreement, Manufacturers of America shall be entitled to terminate this Agreement at any time.

Section 8. COMPENSATION.

         (a) Manufacturers of America shall reimburse Manufacturers for the reasonable cost of the services provided by Manufacturers' internal departments and branches under Sections 1, 4, and 5(a) hereof. Manufacturers of America shall also fully reimburse Manufacturers for the expenses it reasonable incurs or payments it reasonably makes on behalf of Manufacturers of America under any provisions of this Agreement.

         (b) Manufacturers shall submit statements from time to time, but no less often than annually, to Manufacturers of America for all amounts payable under the terms of this Agreement, and payment shall be made by Manufacturers of America as soon thereafter as is reasonably possible.

Section 9. CLAIM SETTLEMENT.

         Pursuant to claim settlement policies utilized by Manufacturers of America and subject to Manufacturers of America's right to review at any time the procedures followed by Manufacturers in implementing said settlement policies, Manufacturers shall be authorized to pay, compromise or settle any claim or other cause of action arising from the insurance operations serviced hereby.

Section 10. RESERVATION OF AUTHORITY.

         (a) Manufacturers is not authorized by this Agreement to (i) extend credit for Manufacturers of America nor (ii) alter, waive or modify any of the terms, conditions, or limitations of any policy serviced hereunder.

         (b) The officers and Board of Directors of Manufacturers of America retain the right to supervise and control all functions performed by Manufacturers on behalf of Manufacturers of America.

         (c) Manufacturers of America shall retain custody of responsibility for and control of all investments while Manufacturers manages the investment of all general account assets of Manufacturers of America.

         (d) Manufacturers of America has the ultimate right to control all matters relating to policy development, underwriting, marketing, cancellation of policies, cancellation of agency appointments and the determination of agents commissions.

         (e) Any duties not delegated to Manufacturers hereunder are retained by Manufacturers of America.

Section 11. LIABILITY.

         Manufacturers shall be liable for its own misconduct, negligence and gross negligence in providing the services set forth in this Agreement.

Section 12. ASSIGNMENT.

         The rights, obligations, and interests of the Parties under this Agreement shall not be assignable in whole or in part.

Section 13. SEVERABILITY.

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, so far as is possible, as if such portion had never been contained herein.

Section 14. ENTIRE AGREEMENT.

         This Agreement contains the entire understanding of the Parties and may not be amended except by an agreement in writing of subsequent date signed by the Parties.

Section 15. HEADINGS.

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part thereof.

Section 16. TERMINATION.

         Either Party may terminate this Agreement without penalty, by 60 days' notice in writing, delivered personally or addressed to the other at its Home Office. In any event, however, this Agreement shall terminate no later than five years after its effective date.

Section 17. GOVERNING LAW.

         This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company of America have caused this Agreement to be executed and their Corporate Seals affixed hereto effective the date first mentioned above.



                                        THE MANUFACTURERS LIFE INSURANCE COMPANY

                                        By:_____________________________________
                                        Its:


                                        THE MANUFACTURERS LIFE INSURANCE
                                        COMPANY OF AMERICA

                                        By:_____________________________________
                                        Its: